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                                                                  Exhibit 23


                    Consent of Independent Certified Public Accountants


The Board of Directors
Security Capital Corporation:

We consent to the inclusion of our report dated July 15, 1997, with respect to the consolidated statements of financial condition of Security Capital Corporation and Subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1997, which report appears in the Form 8-K of Marshall & Ilsley Corporation dated October 1, 1997.



                                          /s/  KPMG Peat Marwick LLP
                                          KPMG Peat Marwick LLP



Milwaukee, Wisconsin
October 7, 1997